Exhibit 99.1

PRESS RELEASE                                      Source: Lawson Products, Inc.

LAWSON REPORTS INCREASES IN SALES AND NET INCOME FOR 2003
Wednesday March 3, 9:01 am ET

\DES PLAINES, Ill., March 3 /PRNewswire-FirstCall/ -- Lawson Products, Inc. (Nasdaq: LAWS - News) reported net income for 2003 of $16.2 million, an increase of 30.1 percent from 2002 net income of $12.4 million. Diluted net income per share for the year was $1.70 compared to $1.30 last year. Income before taxes of $24.9 million for 2003 represented a 7.3 percent increase from the $23.2 million amount in 2002.

For the fourth quarter of 2003, net income was $3.9 million compared to $.2 million for the same period last year. Diluted net income per share for the fourth quarter of 2003 was $.41 versus $.02 for the same quarter of 2002. Income before taxes for the fourth quarter of 2003 increased by 94.7 percent to $4.1 million from $2.1 million in the same period of 2002. This $2.0 million increase was the result of a $3.3 million increase in net sales to $96.6 million and continuing cost containment activities.


Net sales by segment for the fourth quarter and full year of 2002 and 2003 follow:

     (Dollars in Millions)     4th Quarter                  Full Year
                        2002      2003  % Change     2002      2003  % Change
     MRO               $78.1     $79.2     1.4     $323.4   $ 321.0    -0.7
     OEM                15.2      17.4    14.3       64.1      68.1     6.2
     Total             $93.3     $96.6     3.5     $387.5   $ 389.1     0.4


The MRO segment in Canada continued to realize sales gains which were offset due to difficult market conditions in the United States, resulting in small percentage changes in quarterly and annual MRO sales results. The OEM segment also experienced sales growth through increased penetration of existing accounts and new customer development efforts in the international OEM segment which were somewhat offset by difficult market conditions in the United States.


Robert J. Washlow, Chairman of the Board and CEO, commented, "During a challenging economic environment in 2003, we achieved increased sales and substantial improvements in net income and net margin. We are encouraged by fourth quarter sales across each of our business segments which reflected improvement over the same period last year."


The Company restructured its business in Bristol, England, by disposing of certain of its business segments during the fourth quarter of 2003 for approximately $0.6 million, resulting in a $2.8 million pre-tax loss. At the same time, the Company established a new subsidiary, ACS Limited, to service the Company's growing OEM customer base in the UK. The tax benefit of the capital loss flowing from the UK transaction resulted in a $2.2 million tax savings that contributed to fourth quarter and full year 2003 net income improvements over the prior year periods.


Lawson Products is an international seller and distributor of systems, services and products to the industrial, commercial and institutional maintenance, repair and replacement marketplace. The Company also manufactures, sells and distributes production and specialized component parts to the original equipment marketplace, including the automotive, appliance, aerospace, construction and transportation industries.


This press release, including Mr. Washlow's statements, may contain historical information and forward-looking statements and opinions. Statements looking forward in time are included in this press release pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. The factors that could cause actual results to differ materially from those described in the forward-looking statements include increased competition, seasonality, effectiveness of our sales and marketing programs, or an economic downturn.

                    LAWSON PRODUCTS, INC. AND SUBSIDIARIES
                      CONSOLIDATED SUMMARY OF OPERATIONS


                                               Three Months Ended December 31,
                                                2003         2002     % Change

    Net Sales                               $96,606,857  $93,345,702     3.5%


    Income
     Before Taxes (a)(b)                      4,077,678    2,094,711    94.7%


    Provision
     for Income Taxes                           145,000    1,935,000


    Net Income (a)(b)                         3,932,678      159,711  2362.4%


    Net Income per share of Common Stock:
         Basic                                    $0.41        $0.02  1950.0%
         Diluted                                  $0.41        $0.02  1950.0%


    Weighted Average Shares Outstanding:
         Basic                                9,492,586    9,497,961
         Diluted                              9,519,033    9,526,304



                                              Twelve Months Ended December 31,
                                                2003          2002    % Change

    Net Sales                               $389,091,462  $387,455,899   0.4%


    Income
     Before Taxes (a)(b)                      24,892,104    23,188,915   7.3%


    Provision
     for Income Taxes                          8,696,000    10,742,000


    Net Income (a)(b)                         16,196,104    12,446,915  30.1%


    Net Income per share of Common Stock:
         Basic                                     $1.71         $1.30  31.5%
         Diluted                                   $1.70         $1.30  30.8%


    Weighted Average Shares Outstanding:
         Basic                                 9,491,726     9,569,947
         Diluted                               9,510,865     9,595,945


    (a) The Company used estimated gross profit rates in 2002 to determine inventories and cost of goods sold during interim periods. The difference between actual and estimated gross profit rates used for the interim periods was adjusted in the fourth quarter. This adjustment increased pre-tax income by approximately $3,244,000, with an after-tax effect of $1,955,000.

    (b) In the fourth quarter of 2003, the Company recorded a pre-tax charge of $816,000, having an after-tax effect of $487,000, for the retirement of management personnel. Full year results include pre-tax charges of $2,459,000, having an after-tax effect of $1,477,000, for the retirement of certain management personnel. In 2002, full year and fourth quarter pre-tax income results were adversely impacted by a pre-tax charge of $521,000, having an after-tax effect of $421,000, for the retirement of management personnel.



Source: Lawson Products, Inc.